Exhibit 10.16

CONFIDENTIAL

October 17, 2017

Stephen Hoge

66 Summit Avenue

Brookline, MA 02446

Re:	Bonus Payment

Dear Mr. Hoge:

Moderna Therapeutics, Inc. (“Moderna”) values your contributions to Moderna and looks forward to you continuing to be a productive member of the leadership team. In recognition of your continued commitment, Moderna is offering you an opportunity to receive certain bonus compensation, all as described in detail in this letter agreement (the “Agreement”).

1.

Bonus Payment. In exchange for your continued employment to Moderna, you will receive a cash bonus payment equal to $4 million (the “Bonus”), which will be subject to vesting in substantially equal annual installments over six years (i.e., $666,667 each year) from date of this Agreement (each such anniversary of the date of this Agreement, a “Vesting Date”).

2.

Form and Time of Bonus Payment. The Bonus shall be paid to you in a lump sum, less applicable deductions and withholdings, on Moderna’s first regular payroll date that is at least 10 days following your execution of this Agreement; provided, however, that such Bonus shall be subject to repayment pursuant to the terms and conditions set forth in Section 3 below.

3.

Termination of Employment. Notwithstanding anything herein to the contrary, in the event your employment with Moderna is terminated for any reason, including by Moderna for cause (as determined by Moderna’s board of directors in its reasonable good faith discretion) or by you for any reason, prior to October 3, 2023, you will be required to repay Moderna the portion of the Bonus that remains unvested as of the date of your termination. You agree to make any such repayment not later than 15 days from the date of your termination, after which date interest at the maximum legal rate on any unpaid balance shall be due and owing by you, together with all costs and attorneys’ fees which are incurred by Moderna in the collection of such amounts. In addition, you may also elect to repay all or a portion of the unvested portion of the Bonus in vested shares of Moderna’s common stock then currently held by you (and vested) as of such date, with the value of such shares being equal to the then fair market value of such shares, as determined by Moderna’s board of directors in its sole discretion.

[Signature Page – Bonus Agreement]

4.

Section 409A. The provisions regarding the payment of the Bonus hereunder shall be interpreted in such a manner that any such payments are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as “short-term deferrals” as described in Section 409A of the Code.

5.

Miscellaneous. Nothing in this Agreement alters the at-will relationship between Moderna and you, meaning that either you or Moderna can terminate your employment relationship at any time, with or without cause. This Agreement constitutes the entire agreement between you and Moderna with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between you and Moderna with respect to any related subject matter. This Agreement may not be amended or modified other than by a written agreement executed by you and Moderna. This Agreement is delivered and shall be enforceable in accordance with the laws of the Commonwealth of Massachusetts, and shall be construed in accordance therewith.

Sincerely,

MODERNA THERAPEUTICS, INC.

/s/ Stephane Bancel
Name:	Stephane Bancel
Title:	CEO

Accepted and agreed to by:

/s/ Stephen Hoge
Name: Stephen Hoge
Date: October 18, 2017